Exhibit (a)(1)(vii)
Instructions for Completing Form W-8BEN

1.	Purpose of Form W-8BEN.
      This form is used by a non-United States (non-U.S.) person who is a “beneficial owner” (as defined below) of Common Shares or ADSs in order to avoid United States federal income tax backup withholding on payments made in connection with the Offer.

2.	Who is a non-U.S. person?
      A non-U.S. person includes:

•	an individual who is not resident in the U.S. and who has not been, and does not plan to be, present in the U.S. for a total of 183 days or more during the calendar year;

•	a non-U.S. corporation;

•	a non-U.S. partnership;

•	a non-U.S. branch or office of a U.S. financial institution;

•	a non-U.S. trust or estate; and

•	any other person who is not a U.S. person.
      Generally, a payment to a U.S. branch of a non-U.S. person is considered a payment to a non-U.S. person.
      The non-U.S. person must be the beneficial owner of such payments in order for a withholding exemption to apply.

3.	Who is a beneficial owner?
      The beneficial owner of income is generally the person who is required (under U.S. tax principles) to include the payment in gross income on a tax return.
      A person is not a beneficial owner of income, however, to the extent that person is receiving the income as a nominee, agent, or custodian, or to the extent the person is a conduit whose participation in a transaction is disregarded. A non-U.S. person who is not a beneficial owner of Common Shares or ADSs should not complete Form W-8BEN. Specifically:

Do not use this form for:	Instead use Form:

A U.S. citizen or other U.S. person, including a resident alien individual	Form W-9
A person claiming that income effectively connected with the conduct of a trade or business in the United States	Form W-8ECI
A non-U.S. partnership, a non-U.S. simple trust, or a non-U.S. grantor trust (subject to certain exceptions; consult your own tax advisors)	Form W-8ECI or Form W-8IMY
A non-U.S. government, international organization, non-U.S. central bank of issue, non-U.S. tax-exempt organization, non-U.S. private foundation, or government of a U.S. possession that received effectively connected income or that is claiming the applicability of Section(s) 115(2), 501(c), 892, 895 or 1443(b) of the Internal Revenue Code
Form W-8ECI or Form W-8EXP
A person acting as an intermediary	Form W-8IMY

      Forms other than Form W-9 and Form W-8BEN may be obtained from your tax advisors or www.irs.gov. You are strongly urged and expected to consult your own tax advisors as to the proper completion of any such forms.

4.	Special rules for non-U.S. partnerships and certain trusts.
      Non-U.S. partnerships, non-U.S. simple trusts and non-U.S. grantor trusts are not the beneficial owners of income paid to the partnership or trust.
      The beneficial owners of income paid to a non-U.S. partnership are generally the partners in the partnership, provided that the partner is not itself a partnership, non-U.S. simple or grantor trust, nominee or other agent.
      The beneficial owners of income paid to a non-U.S. simple trust (that is, a non-U.S. trust that is described in Section 651(a) of the United States Internal Revenue Code) are generally the beneficiaries of the trust, if the beneficiary is not a non-U.S. partnership, non-U.S. simple or grantor trust, nominee or other agent.
      The beneficial owners of a non-U.S. grantor trust (that is, a non-U.S. trust to the extent that all or a portion of the income of the trust is treated as owned by the grantor or another person under Sections 671 through 679 of the United States Internal Revenue Code) are the persons treated as the owners of the trust.
      The beneficial owners of income paid to a non-U.S. complex trust (that is, a non-U.S. trust that is not a non-U.S. simple trust or grantor trust) is the trust itself.
      The beneficial owner of income paid to a non-U.S. estate is the estate itself.

5.	Special Instructions for non-U.S. partnerships.
      If you are a non-U.S. partnership, do not complete Form W-8BEN. Rather, you should complete a Form W-8IMY and instruct each of your partners (other than partners who are non-U.S. partnerships or non-U.S. simple or grantor trusts) to complete a Form W-8BEN.
      If one or more of your partners is a non-U.S. partnership or non-U.S. simple or grantor trust, such partner should not complete Form W-8BEN but should rather complete a Form W-8IMY and instruct each of its beneficial owners (pursuant to the definitions in the preceding section) to complete a Form W-8BEN.
      The failure of each beneficial owner to provide us with a Form W-8BEN will subject any payments made with respect to such beneficial owner to U.S. withholding tax.

6.	Specific instructions for completing Form W-8BEN.
      Part I  —
      Line 1. Enter the name of the individual or entity that is the beneficial owner.
      Line 2. If you are a corporation, enter the country of incorporation. If you are another type of entity, enter the country under whose laws you are created, organized or governed. If you are an individual, enter “N/A” for “not applicable.”
      Line 3. Check the one box that describes you. By checking a box, you are representing that you qualify for this classification under U.S. tax principles.
      Line 4. Your permanent residence address is the address in the country where you claim to be a resident for purposes of that country’s income tax. Do not show the address of a financial institution (unless you are a financial institution), a post office box or an address used solely for mailing purposes.
      Line 5. Enter your mailing address only of it is different from the address you show on line 4.

      Line 6. If you (a) are an individual and you have a U.S. social security number (SSN) or a U.S. individual taxpayer identification number (ITIN), or (b) have a U.S. employer identification number (EIN), enter such number on line 6.
      Part II — Do not enter any information requested in part II.
      Part III — Do not enter any information requested in part III
      Part IV —
      Form W-8BEN must be signed and dated by the beneficial owner of the income, or, if the beneficial owner is not an individual, by an officer or authorized representative of the beneficial owner. If Form W-8BEN is completed by an agent acting under a duly authorized power of attorney, the form must be accompanied by a power of attorney (or a copy) specifically authorizing the agent to represent the principal in making, executing and presenting the form. The agent, as well as the beneficial owner, may incur liability for the penalties provided for an erroneous, false or fraudulent form.
      Sign and date the form where indicated, and enter the capacity in which you are signing the form (for example, “self” if you are an individual, “officer” if you are a corporation).
      Note that by signing the form you are certifying under penalties of perjury that you have examined the information on the form and to the best of your knowledge believe that it is true, correct and complete. You are further certifying that:

•	you are the beneficial owner (or are authorized to sign for the beneficial owner) of all the income to which this form relates;

•	the beneficial owner is not a U.S. person; and

•	the income to which this form relates is not effectively connected with the conduct of a trade or business in the United States or is effectively connected but is not subject to tax under an income tax treaty.
      ADDITIONAL INFORMATION MAY BE OBTAINED BY CONSULTING YOUR OWN TAX ADVISOR AND BY VISITING THE UNITED STATES INTERNAL REVENUE SERVICE WEBSITE AT WWW.IRS.GOV.

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